Compaq Computer Corporation      P.O. Box 692000                 NEWS RELEASE
Public Relations Department      Houston, Texas 77269-2000
                                 Tel 281-514-0484
                                 Fax 281-514-4583

                                 http://www.compaq.com


[Logo of Compaq Computer Corporation appears here]



FOR IMMEDIATE RELEASE

                 COMPAQ ANNOUNCES INITIATION OF CASH DIVIDEND
                          AND TWO-FOR-ONE STOCK SPLIT

        DIVIDEND REINVESTMENT PLAN AND DIRECT PURCHASE PLAN INSTITUTED

     HOUSTON, October 16, 1997 - Compaq Computer Corporation (NYSE:CPQ) today announced two measures with the goal of enhancing shareholder value. First, the Board of Directors approved the initiation of a quarterly dividend of $.03 per common share. Second, the Board of Directors approved a two-for-one stock split, subject to shareholder approval to increase the number of authorized common shares. Stockholder approval will be solicited by written consent of stockholders of record on October 31, 1997. After the stock split, the quarterly dividend becomes $.015 per common share.

     "The dividend and stock split allow us to share our success with our shareholders," said Benjamin M. Rosen, Chairman. "These actions reflect our confidence in Compaq's long-term growth. In addition, the cash dividend payments and lower post-split share price will make it easier for individual investors to purchase the stock, thus broadening the Company's ownership base."

     The dividend is payable on January 20, 1998, to shareholders of record on December 31, 1997. The Company will institute a dividend reinvestment plan and a direct purchase plan that will be available to stockholders prior to the first dividend payment date.


COMPANY BACKGROUND
     Founded in 1982, Compaq Computer Corporation, a Fortune 100 company, is a global information technology company. Compaq is the fifth largest computer company in the world and the largest global supplier of personal computers. With worldwide sales of $20 billion in 1996, Compaq develops and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking products, commercial desktop and portable products and consumer PCs. The company is an industry leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products can be found at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained by calling 1-800-345-1518.

     Historical financial results have been restated to reflect the pooling of Tandem.

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Compaq, Registered U.S. Patent and Trademark Office.  Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further editorial information, contact:
Compaq Computer Corporation          Jim Finlaw          281-514-6137
jim.finlaw@compaq.com
Miller/Shandwick Technologies        Jessen Wehrwein     617-536-0470
jwehrwein@miller.shandwick.com

For further financial information, contact:
Compaq Investor Relations            281-514-9549

For financial publications, contact: 800-433-2391 or 281-518-0435